Exhibit 10.3

10th May 2021

Gweltaz Toquet, ******,

Sweden

Dear Gweltaz,

On behalf of CEVA Ireland Sweden Filial having a principal place of business at: Klarabergsviadukten 70, Box 70396, Stockholm we are delighted to offer you the position of VP Sales APAC on the following conditions basis below:

Section 1: Position Details

Job title:	VP Sales APAC

Location:	You will be based in the CEVA office in Stockholm, Sweden. You will be required to travel at least once a quarter to visit your APAC territories. As well as travel within Europe and to and from Israel and the USA as necessary for business needs.

Department & Manager:

You will be leading the sales team of APAC and will report to EVP WW Sales.

The employment relationship is based on mutual loyalty and trust. You shall carry out your duties in a proper, loyal and efficient manner and shall use your best endeavours to promote the interests and reputation of the CEVA and not do anything that is or may be harmful to it.

This Agreement shall enter into force as from June 1st 2021

Working Hours:

The employment is full-time. Your hours of work will be 9.00 am until 5.30 pm, with a 30-minute break for lunch.

You will appreciate that it is in the nature of our business that additional hours may be required to be worked from time to time.

Employee’s Duties and Representations

The Employee represents warrants and undertakes all of the following:

There are no other undertakings or agreements preventing, restricting or limiting Employee from committing him/herself in accordance with this Agreement and performing Employee's obligations hereunder.

The employee will perform his position with professionalism, dedication, diligence, fidelity, and integrity. You will dedicate the best of your abilities, knowledge, experience, and all your energies and time for the benefit and advancement of the Company, at the highest and most efficient level.

Employee is not currently and shall not by entering into this Agreement and performing Employee's obligations hereunder be deemed to be (i) violating any right of Employee's former employer(s), or (ii) in breach of or in conflict with, any of Employee's obligations towards Employee's former employer(s), or under any agreement to which Employee is a party or by any obligation to which Employee is bound.

Section 2: Remuneration

Salary:	Your salary will be SEK 1,500,000 per annum

Sales Incentive:	Your Annual Target Incentive Bonus of SEK 1,500,000 will be measured quarterly and paid quarterly. Additionally, this annual target will be prorated to your date of hire in Sweden at the first year from the 1st June until 31st December 2021.

Total On-Target Cash	SEK 3,000,000

When paid:	You will be paid on the 25th of each month in monthly instalments directly into your bank account.

Bank details:	Upon your arrival, please provide the HR department with a copy of your bank account details.

Tax details:	You undertake to apply for a tax relief at the Taxation of Research Workers Board (Sw: Forskarskattenämnden) within three months from the commencement date of this Agreement, and to inform the Company about any final tax relief decisions.

Overtime remuneration:	You will not be entitled to separate overtime remuneration since this has been taken into consideration when establishing salary and other benefits.

Cost and Expenditures:	The Company shall reimburse you for reasonable work-related costs and expenditures pursuant to the Company’s policy applicable from time to time. Costs and expenditures shall be verified with a receipt or the equivalent.

Section 3: Benefits

Health Cover:	You and your family will be coved for health cover under the CEVA Ireland Sweden Filial policy.

Pension:

CEVA will contribute 10% of your gross salary to a pension scheme.

Premium waiver insurance and long-term disability insurance shall be procured additional to the pension contributions. However, at no time may the pension costs exceed the amount which is fully deductible for the Company.

ESPP:	You may participate in the Employee Stock Purchase Plan (ESPP). This plan offers the purchase of CEVA shares at a discounted price. Specific information regarding this plan is to be provided under separate cover.

Insurances:	The Company shall purchase an occupational group life insurance (“TGL”) and a labour market non-fault liability insurance for occupational injuries (“TFA”) on your behalf.

Section 4: Leave

Annual leave:

You will be granted 25 days annual leave per vacation year. The vacation year runs from 1 April through 31 March of the following year. The qualifying year is the corresponding period during the immediately preceding vacation year.

When calculating vacation pay, vacation supplement, vacation pay in lieu and so forth, the provisions of the Annual Leave Act and the Company’s policy shall apply.

The normal Swedish bank holidays comes in addition.

Section 5: Notice Period

Notice Period:	A mutual notice period of three (3) months will be required by both sides to terminate this contract. When you have reached the age as referred to in Section 32a of the Employment Protection Act, the notice period shall be one month.

Section 6: Confidentiality

Confidentiality:	You shall not, either before or after the termination of this contract, divulge any information relating to CEVA or associated Companies and shall retain in strictest confidence all information concerning the Group’s suppliers, customers, and agents and all technical and commercial information concerning the Group to which you may become party to as a permanent employee of CEVA. Consequently, you shall observe confidentiality regarding, for example, business methods, business relationships, marketing, employment terms and conditions, customer contacts, and so forth.

Exclusivity:	During your employment, you must devote your time, attention and skills exclusively to the business of CEVA and you must use your best endeavours to promote the interests, business and welfare of the Company. You will not, during the continuance of your employment engage in work or employment for any other party without the prior written consent of CEVA.

Unfair Competition:

You undertake, for a period of six (6) months, calculated as from the termination of the employment, to refrain from personally or through another person encouraging or persuading any person to terminate his/her employment at, or services for, the Company or a group company, in order to work in a competing business.

The prohibition on recruitment shall apply to persons who, at the time of termination of your employment, were employed by, or consultants of, the Company or a group company and that you have worked together with during your employment with the Company or persons whose professional competences are of significant importance for the Company and the group of companies.

Customer protection:

Upon termination your employment, you shall not be entitled to bring the Company’s customers to a company which competes with the Company. You undertake instead to endeavour to have these customers remain with, or return to, the Company. Your undertaking shall remain in force for a period of twelve (12) months from the termination of the employment.

“The Company’s customers” means such customers as the Company had at the time of termination of the employment or has had for one (2) year prior thereto. “Customers” also means potential customers who, at the time of termination of the employment or for one (2) year prior thereto, were in negotiations with the Company.

A customer is primarily regarded as the legal entity or natural person with whom the Company has, has had, or intended to enter into, a direct business relationship. A customer may also include companies closely related to customer companies (corporate group), natural persons who own or are part-owners of customer companies, and other companies which, directly or indirectly, are owned or operated by such a natural person.

Section 7: Health & Safety

Health & Safety:	You are required to comply with CEVA’s policy and rules relating to health and safety at work, as may be notified to you from time to time.

Section 8: IT Issues etc.

You undertake to respect the Company’s policy and procedures applicable from time to time in respect of the use of the

Company’s IT equipment and systems. You confirm that you have read and understood the Privacy Notice for employees and the Company’s policy regarding processing of personal data and use of IT equipment and systems.

You are aware that the Company has access to all material and e-mail correspondence and monitors the use of the Internet which takes place in the Company’s IT systems.

Section 9: Penalty and Damages

Where you intentionally, or through gross negligence, breaches any of the provisions above regarding confidentiality, customer protection, prohibition on recruitment, you shall be obliged to pay to the Company, on each occasion, penalty equivalent to 6 times your average monthly income from the Company. “Average monthly income” means the average of the remuneration which you receive as fixed salary as well as variable salary elements such as commissions, bonuses, etc. during the most recent 12 months of employment.

The foregoing penalty shall not prevent the Company from seeking full remuneration for financial loss incurred as a result of breach of any of the items in the preceding paragraph. In such case, the penalty amount so established shall be deducted from the amount of damages.

Section 10: Applicable law

Swedish law shall be applied in respect of the origin, interpretation and application of this Agreement.

With respect to other employment terms and conditions which are not governed by this Agreement, applicable terms and conditions, policies, and so forth set forth in the Company’s personnel handbook shall apply.

This Agreement and its appendices constitute the complete governance of all issues pertaining to the employment. Any oral or written undertakings and promises which preceded the employment are superseded by this Agreement.

Changes to employment terms:	Amendments of, and supplements to, this Agreement must be in writing and signed by both parties.

As a condition of your employment, you are required to act in accordance with the policies and procedures set forth by CEVA Inc.

If the foregoing is acceptable to you, I would appreciate your signing a copy of this letter along with the “Intellectual Property Agreement” where indicated to signify your acceptance and return to myself.

We look forward to having you on-board and contributing to the rapid growth of CEVA Inc. now and in the future.

Yours sincerely,

Dana Maor

VP People

I have read, understood and confirm that I accept employment with CEVA Inc subject to the above terms and conditions.

Signed: /s/ Gweltaz Toquet

Date:    11 May 2021

Start Date: June 1st, 2021